                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED BY
[X]  Definitive Proxy Statement                RULE 14A-6(E)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                              IMCO RECYCLING INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              IMCO RECYCLING INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                              IMCO Recycling Inc.

Dear Stockholder:

  You are cordially invited to the Annual Meeting of Stockholders of IMCO Recycling Inc. scheduled to be held at the Central Tower at Williams Square, Twenty-Sixth Floor, La Cima Club, 5215 North O'Connor Blvd., Irving, Texas, on Wednesday, May 10, 2000, commencing at 9:00 A.M., Central Daylight Savings Time. Your Board of Directors and management look forward to greeting those stockholders able to attend in person.

  At the meeting, you will be asked to elect three directors to serve until the 2003 Annual Meeting of Stockholders. Your Board of Directors has unanimously nominated these persons for election as directors. You are also being asked to consider the approval of the IMCO Recycling Inc. Performance Share Unit Plan and to consider and ratify the appointment of Ernst & Young LLP as the Corporation's independent accountants for 2000. Information concerning the Board nominees, the Performance Share Unit Plan and the proposal regarding the Corporation's independent accountants, as well as other important information, is contained in the accompanying proxy statement which you are urged to read carefully.

  Whether or not you plan to attend in person and regardless of the number of shares you own, it is important that your shares be represented and voted at the meeting. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience. Your shares will then be represented at the meeting, and the Corporation will be able to avoid the expense of further solicitation.

  On behalf of IMCO's Board of Directors and employees, thank you for your cooperation and continued support.

                                          Sincerely,

                                          Don V. Ingram
                                          Chairman of the Board

April 7, 2000

                              IMCO RECYCLING INC.
                     5215 North O'Connor Blvd., Suite 1500
                       Central Tower at Williams Square
                              Irving, Texas 75039

                             ---------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held May 10, 2000

                             ---------------------

To the Stockholders of
 IMCO Recycling Inc.

  The 2000 Annual Meeting of Stockholders of IMCO Recycling Inc. (the "Corporation") will be held at the Central Tower at Williams Square, Twenty-Sixth Floor, La Cima Club, 5215 North O'Connor Blvd., Irving, Texas, on Wednesday, May 10, 2000, at 9:00 A.M., Central Daylight Savings Time, for the following purposes:

  1. To elect three Class II directors to hold office until the 2003 Annual Meeting of Stockholders.

  2. To consider and vote on the approval of the Corporation's Performance Share Unit Plan.

  3. To consider and ratify the appointment of Ernst & Young LLP as the Corporation's independent accountants for 2000.

  4. To transact any other business which properly may be brought before the meeting and any adjournment thereof.

  Only holders of record of the Corporation's Common Stock at the close of business on March 17, 2000 are entitled to notice of and to vote at the Annual Meeting. A complete list of these stockholders of record will be open to the examination of any stockholder at the Corporation's principal executive offices at 5215 North O'Connor Blvd., Suite 1500, Central Tower at Williams Square, Irving, Texas for a period of ten days before the meeting. The meeting may be adjourned from time to time without notice other than by announcement at the meeting.

  Whether or not you plan to attend the annual meeting, please sign and date the enclosed proxy and return it in the envelope provided. If you receive more than one proxy card because your shares are registered in different names or at different addresses, each proxy card should be signed and returned to ensure that all of your shares will be voted. The proxy card should be signed by you exactly as your stock is registered. If you have already signed and returned your proxy, you may revoke it at any time prior to the meeting, and if you are present at the meeting, you may withdraw it and vote in person. Attendance at the annual meeting is limited to stockholders, their proxies and invited guests of the Corporation.

  This Notice, the accompanying Proxy Statement, and the enclosed Proxy are sent to you by order of the Board of Directors of the Corporation.

                                          Paul V. Dufour
                                          Secretary

Irving, Texas
April 7, 2000

                              IMCO RECYCLING INC.
                     5215 North O'Connor Blvd., Suite 1500
                        Central Tower at Williams Square
                              Irving, Texas 75039

                             ---------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held May 10, 2000

                             ---------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

  The Board of Directors of the Corporation is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held in Irving, Texas on May 10, 2000 and at any adjournment of the meeting. The Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 7, 2000.

  This proxy solicitation is intended to give stockholders the opportunity to vote on the matters set forth in the accompanying Notice of Annual Meeting. The proxy permits stockholders to withhold voting for any or all nominees for election to the Corporation's Board of Directors and to abstain from voting on any other specified proposal if the stockholder chooses.

  All holders of record of shares of the Corporation's Common Stock at the close of business on March 17, 2000 (the "Record Date") are entitled to notice of and to vote at the meeting. On the Record Date, the Corporation had outstanding 15,265,028 shares of Common Stock. Each share of Common Stock is entitled to one vote on each matter to come before the meeting. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote as of the Record Date is necessary to constitute a quorum at the meeting. A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting, so long as a quorum is constituted, is required for the election of directors. Approval of other proposals discussed in this Proxy Statement requires the affirmative vote of a majority of the votes cast by the stockholders represented at the Annual Meeting, so long as a quorum is constituted.

  With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all other proposals and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the proposal to approve the Performance Share Unit Plan will have the effect of a negative vote because approval of that proposal requires the affirmative vote of holders of a majority of the shares present in person or by proxy and entitled to vote. Under the rules of the New York Stock Exchange (NYSE), brokers who hold shares in street names for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers who do not receive instructions are entitled to vote on the election of directors, the proposal to approve the Performance Share Unit Plan and the proposal to ratify the appointment of the auditors. Under Delaware law, a broker non-vote will have no effect on the outcome of the election of directors or the proposal to ratify the appointment of the auditors, nor will it count as a vote cast in determining the total votes cast on the proposal to approve the Performance Share Unit Plan.

  A stockholder has the unconditional right to revoke his or her proxy at any time before it is voted. Any proxy given may be revoked either by a written notice signed and delivered to the Secretary of the Corporation prior to the exercise of the proxy, by signing a subsequent proxy or by voting in person at the meeting (although simply attending the Annual Meeting without signing a ballot or signing a subsequent proxy will not constitute revocation of a proxy). Where a stockholder's signed proxy specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specification is made, the shares will be voted

(i) FOR the nominees for director identified below; (ii) FOR the approval of the Corporation's Performance Share Unit Plan; and (iii) FOR the ratification of the appointment of Ernst & Young LLP as the Corporation's independent accountants for 2000.

                              2001 ANNUAL MEETING

  The Board intends to hold the Corporation's next Annual Meeting of Stockholders on or about May 9, 2001. A Proxy Statement and Notice of this meeting will be mailed to all stockholders approximately one month prior to that date. In order to be eligible for inclusion in the Corporation's proxy statement for the 2001 Annual Meeting of Stockholders, a proposal of a stockholder must be received by the Corporation at its principal executive offices in Irving, Texas, by December 8, 2000. All stockholder proposals of this nature must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission (SEC) under the Securities Exchange Act of 1934 (the Exchange Act).

  In addition, in order for a stockholder proposal to be raised from the floor during the next year's annual meeting, written notice about that proposal must be received by the Corporation by no later than December 8, 2000 and must contain the necessary information as required by the Corporation's bylaws. In order for a stockholder to make a director nomination at an annual meeting, it is necessary to notify the Corporation not fewer than 120 days in advance of the date specified in the Proxy Statement for this year's Annual Meeting. Thus, since April 7, 2000 is specified as the mailing date in this year's Proxy Statement, in order for any nomination notice to be timely for next year's annual meeting, it must be received by the Corporation not later than December 8, 2000 (that is, 120 days prior to April 7). Also, the notice must meet all the other requirements contained in the Corporation's bylaws for nominating directors. If you would like a copy of the relevant bylaw provisions containing the requirements for making stockholder proposals and nominating director candidates, please contact the Corporation's corporate secretary at the executive headquarters of the Corporation. Also, under "Meetings of Directors and Committees--Committee on Directors" you can find information about suggestions for nominations to the Board of Directors.

                       VOTING AND PRINCIPAL STOCKHOLDERS

  At the Record Date, there were outstanding 15,265,028 shares of Common Stock which were held of record by 454 stockholders. The holders of the Common Stock have no appraisal or similar rights with respect to any of the matters being voted on at the Annual Meeting.

  The following table sets forth as of March 17, 2000, certain information with regard to the beneficial ownership of Common Stock by (i) all persons known by the Corporation to be the beneficial owner of more than 5% of the outstanding Common Stock of the Corporation; (ii) each director and nominee for director of the Corporation (see "Election of Directors"); (iii) each named executive officer of the Corporation; and (iv) all executive officers and directors as a group.

                             Number       Shares Underlying    Total    Percent
         Name of               of        Options Exercisable Beneficial   of
     Beneficial Owner       Shares(1)      Within 60 Days    Ownership   Class
     ----------------       ---------    ------------------- ---------- -------
Don V. Ingram.............  1,261,710(2)        414,787      1,676,497   10.7%
 2200 Ross Ave., Suite
  4500-E
 L.B. 170
 Dallas, Texas 75201

William Warshauer.........  1,135,743(3)          3,000      1,138,743    7.5%
 430 W. Garfield Ave.
 Coldwater, Michigan 49036

Mellon Financial
 Corporation..............  1,339,369(4)            -0-      1,339,369    8.8%
 One Mellon Bank Center
 Pittsburgh, Pennsylvania
  15258

Dimensional Fund Advisors
 Inc......................  1,165,500(5)            -0-      1,165,500    7.6%
 1299 Ocean Avenue, 11th
  Floor
 Santa Monica, California
  90401

Eagle Asset Management,
 Inc......................  1,016,625(6)            -0-      1,016,625    6.7%
 880 Carillion Parkway
 St. Petersburg, Florida
  33716

Steve Bartlett............      4,425               856          5,281     *
John J. Fleming...........     24,146            10,294         34,440     *
Jeb Hensarling............      4,195               -0-          4,195     *
Don Navarro...............      4,678            30,294         34,972     *
Hugh G. Robinson..........        625               -0-            625     *
Paul V. Dufour............    160,670           251,113        411,803    2.7%
Richard L. Kerr...........     85,917           212,133        298,050    1.9%
Denis W. Ray..............      5,137            18,334         23,471     *
M. Russ Robinson..........     76,346(7)            -0-         76,346     *
All Executive Officers and
 Directors as a group
 (18 persons, including
 those individuals named
 above)...................  2,912,331         1,275,092(8)   4,187,423   25.3%

---------------------
 *Less than 1%

(1) Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Includes shares of Common Stock held by wives and minor children of such persons and corporations in which such persons hold a controlling interest.

(2) Represents 1,021,569 shares owned by Mr. Ingram directly, 78,141 shares owned by Mr. Ingram's wife and 162,000 shares held by trusts and custodial accounts created for the benefit of Mr. Ingram's children and relatives (of which Mr. Ingram is trustee). Substantially all of these shares have been pledged or are held in margin maintenance accounts.

(3) Represents 16,954 shares owned by Mr. Warshauer directly, 16,129 shares owned by Mr. Warshauer's wife and 1,102,660 shares owned by a limited partnership in which both Mr. Warshauer and his wife own a 50% partnership interest. Of these shares, 225,000 shares are held in an escrow fund and subject to return to the Corporation under certain conditions pursuant to an Escrow Agreement by and among Mr. Warshauer, his wife and the Corporation, entered into in connection with the Corporation's acquisition of Alchem Aluminum, Inc. in 1997.

(4) Information with respect to beneficial ownership of shares of Common Stock by Mellon Financial Corporation is based solely upon the latest report of Mellon Financial Corporation on Schedule 13G dated January 20, 2000 as filed with the SEC. Mellon Financial Corporation and certain of its affiliates have sole power to vote or to direct the vote of 1,300,467 shares, and sole power to dispose or to direct the disposition of 1,339,369 shares.

(5) Information with respect to beneficial ownership of shares of Common Stock by Dimensional Fund Advisors Inc. is based solely upon the report of Dimensional Fund Advisors Inc. on Schedule 13G dated February 4, 2000 as filed with the SEC.

(6) Information with respect to beneficial ownership of shares of Common Stock by Eagle Asset Management, Inc. is based solely upon the latest report of Eagle Asset Management, Inc. on Schedule 13G dated January 6, 2000 as filed with the SEC.

(7) Represents 71,546 shares owned by Mr. Robinson directly and 4,800 held by trusts created for the benefit of Mr. Robinson's children. Of the shares owned by Mr. Robinson, 47,502 shares are held in an escrow fund and subject to return to the Corporation under certain conditions pursuant to an Escrow Agreement by and between Mr. Robinson and the Corporation, entered into in connection with the Corporation's acquisition of U.S. Zinc Corporation in 1998.

(8) Represents outstanding options under the Corporation's stock option plans granted to officers and directors of the Corporation which are exercisable within 60 days of March 17, 2000.

                             ELECTION OF DIRECTORS

General

  The Certificate of Incorporation of the Corporation provides that the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time exclusively by the Board of Directors (but not to a number less than three) and that the directors shall be divided into three classes as nearly equal in number as possible. The term of office of the Class II Directors expires at the Annual Meeting of Stockholders to be held on May 10, 2000, the term of office of the Class I Directors expires at the 2001 Annual Meeting of Stockholders and the term of office of the Class III Directors expires at the 2002 Annual Meeting of Stockholders.

  The persons named in the proxy will vote for John J. Fleming, Jeb Hensarling and Don Navarro as nominees for election as Class II Directors except where authority has been withheld as to a particular nominee or as to all nominees. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority for any substitute nominee designated by the Board.

Directors and Nominees for Election to the Board of Directors

NOMINEES

Class II Directors.

     Name                                                                    Age
     ----                                                                    ---
     John J. Fleming........................................................  60
     Jeb Hensarling.........................................................  42
     Don Navarro............................................................  55

  John J. Fleming has served as a director since 1989. Mr. Fleming is a director of TransAtlantic Petroleum Corp., an oil and gas exploration and production company. Mr. Fleming serves as president of Bonanza Energy Ltd., a private energy and investment company. Mr. Fleming also serves as a director of Gothic Energy Corporation.

  Jeb Hensarling has served as a director since 1998. He is a principal and owner of F-H & Associates, a public affairs and media relations consulting firm located in Dallas, Texas. Mr. Hensarling has served as vice president of Maverick Capital, an investment management firm, and as executive director of the National Republican Senatorial Committee. Mr. Hensarling managed U.S. Senator Phil Gramm's 1990 Reelection Campaign.

  Don Navarro has served as a director since 1986. Mr. Navarro is the owner and president of Don Navarro Company, a company which provides business and management services to public and private companies, specializing in assisting organizations to develop, refine and implement strategic plans.

DIRECTORS CONTINUING IN OFFICE

Class I Directors; Present Term Expires 2001.

     Name                                                                    Age
     ----                                                                    ---
     Don V. Ingram..........................................................  64
     Steve Bartlett.........................................................  52

  Don V. Ingram has served as a director since 1988. He was elected chief executive officer of the Corporation in February 1997 and has served as Chairman of the Board of the Corporation since 1994. Mr. Ingram played the major role in the Corporation's formation in 1986. Mr. Ingram has been owner and President since 1984 of Summit Partners Management Co., a private investment management company in Dallas. Mr. Ingram is also a director of TransAtlantic Petroleum Corp.

  Steve Bartlett has served as a director since 1998. He serves as President and CEO of Financial Services Roundtable, a Washington, D.C.-based association of 100 of the largest financial services companies in the United States. He is a the majority owner of Saranda Corporation, a custom manufacturer of injection-molded plastics located in Phoenix, Arizona. He founded in 1976 and served as Chairman of Meridian Products Corporation, a business similar to Saranda, and sold his interest in 1999. Mr. Bartlett served as Mayor of Dallas, Texas from 1991 until 1995, and as a member of the United States Congress from 1983 until 1991. Mr. Bartlett is also a director of Kaufman and Broad Home Corporation.

Class III Directors; Present Term Expires 2002.

     Name                                                                    Age
     ----                                                                    ---
     Hugh G. Robinson.......................................................  67
     William Warshauer......................................................  67

  Hugh G. Robinson has served as a director since 1999. He is Chairman and Chief Executive Officer of The Tetra Group, Inc., a construction management firm located in Dallas, Texas. He has held that position since 1989. Prior to then, Mr. Robinson was President of Cityplace Development Corporation, a real estate development subsidiary of the Southland Corporation. Mr. Robinson is a former Chairman and Board member of the Federal Reserve Bank of Dallas. Mr. Robinson served as an officer in the United States Army, retiring with the rank of Major General. He is currently a member of the Boards of Directors of A.H. Belo Corporation, Guaranty Federal Savings Bank and Circuit City Stores, Inc., and is on the Advisory Board of TXU Electric.

  William Warshauer has served as a director since 1999. He was the Chief Executive Officer of Alchem Aluminum, Inc., a secondary specification aluminum alloying firm that he founded in 1970. Alchem primarily serves the automotive market from its facility located in Coldwater, Michigan. In November 1997 the Corporation purchased all of the outstanding capital stock of Alchem.

  The Board recommends that stockholders vote FOR John J. Fleming, Jeb Hensarling and Don Navarro as nominees for election as Class II Directors at the Annual Meeting of Stockholders.

                      MEETINGS OF DIRECTORS AND COMMITTEES

  Board Meetings. The Board held a total of nine meetings in 1999. Each director attended at least 75% of the meetings of the full Board and the committees of which he was a member held during 1999. The Board has established four standing committees to assist it in the discharge of its responsibilities. In addition, the Board has created an Executive Compensation Subcommittee within the Compensation Committee.

  Audit Committee. The Audit Committee reviews the professional services provided by the Corporation's independent accountants and the independence of that firm from management of the Corporation. This Committee also reviews the scope of the audit coverage, the annual financial statements of the Corporation, the adequacy of the Corporation's internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Corporation as it may find appropriate or as have been brought to its attention. This Committee held six meetings in 1999. The members of the Audit Committee are Mr. Fleming, Chairman, Mr. Hensarling and Mr. Robinson.

  Compensation Committee. The Compensation Committee reviews and recommends the amount and form of compensation and benefits payable to all officers, advises and consults with management regarding the benefit plans and compensation policies and practices of the Corporation and administers the Corporation's stock option, incentive and bonus plans (except with respect to matters entrusted to the Executive Compensation Subcommittee, as described below). This Committee held seven meetings in 1999. The members of the Compensation Committee are Mr. Navarro, Chairman, Mr. Hensarling and Mr. Bartlett.

  The Executive Compensation Subcommittee was formed during 1997 to succeed to certain functions previously reserved to the Compensation Committee. The Executive Compensation Subcommittee's principal responsibility is to review and advise the board with respect to performance-based compensation of corporate officers who are, or who are likely to become, subject to Section 162(m) of the Internal Revenue Code (which limits the deductibility of compensation in excess of $1,000,000 paid to a corporation's chief executive and four other most highest compensated executive officers, unless certain conditions are met), and equity awards to corporate officers and directors who are subject to Section 16 of the Exchange Act. The Subcommittee held five meetings in 1999. Messrs. Hensarling (Chairman) and Bartlett currently comprise the members of this subcommittee.

  Environmental Committee. The Environmental Committee was established for the purposes of providing oversight and reviewing, reporting on and making recommendations to the Board regarding the Corporation's policies concerning environmental, health and safety matters affecting the Corporation. This Committee held one meeting in 1999. The members of the Environmental Committee are Mr. Warshauer, Chairman, Mr. Bartlett and Mr. Robinson.

  Committee on Directors. The Committee on Directors was established for the purpose of recommending to the Board nominees for election or reelection as director and to recommend policies regarding certain Board governance issues. While the Committee on Directors normally is able to identify from its own resources an ample number of qualified candidates, it will consider stockholder suggestions of persons to be considered as nominees to fill future vacancies on the Board. These suggestions must be sent in writing to the Secretary of the Corporation at the Corporation's principal executive offices, and must be accompanied by detailed biographical and occupational data on the prospective nominee, along with a written consent of the prospective nominee to the consideration of his or her name by the Committee on Directors. Additionally, there must be no legal impediments to the nominee serving as a director. However, the selection of nominees is solely within the discretion of the Board of Directors. The Committee on Directors held one meeting in 1999. The members of the Committee on Directors are Mr. Navarro, Chairman, Mr. Fleming and Mr. Ingram. See also "2001 Annual Meeting."

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

  The Compensation Committee of the Board of Directors of the Corporation (the "Committee") has furnished the following report on executive compensation. The Committee report documents the components of the Corporation's executive officer compensation programs and describes the compensation philosophy on which 1999 compensation determinations were made by the Committee with respect to the executive officers of the Corporation, including the Chief Executive Officer and the four other executive officers that are named in the compensation tables (the "Named Executives Officers"). Because certain of the functions of the Committee have been transferred to the Executive Compensation Subcommittee (the "Subcommittee"), the Subcommittee joins in this report. The Subcommittee was established in 1997 to address all issues before the Committee that require decisions by directors who qualify as outside directors under 162(m) of the Internal Revenue Code, and as non-employee directors under 16(b) of the Exchange Act.

Compensation Philosophy and Overall Objectives of Executive Compensation
Programs

  It is the philosophy of the Corporation to ensure that executive compensation be directly linked to continuous improvements in corporate performance and increases in stockholder value. The following objectives have been adopted by the Committee as guidelines for compensation decisions:

  . Provide a competitive total executive compensation package that enables the Corporation to attract and retain key executives.

  . Integrate all pay programs with the Corporation's annual and long-term business objectives and strategy, and focus executives on the fulfillment of these objectives.

  . Provide variable compensation opportunities that are directly linked with the performance of the Corporation.

  In 1999 the Committee engaged PricewaterhouseCoopers LLP ("PwC") to serve as the Committee's independent consultant and assist the Committee in its deliberations in determining 1999 compensation awards.

Cash Compensation

  Cash compensation for 1999 included base salary and the Corporation's Annual Incentive Compensation Plan awards. The base salary of each of the Named Executive Officers is determined by an evaluation of the responsibilities of that position and by comparison to the average level of salaries paid in the competitive market in which the Corporation competes for comparable executive ability and experience. Annually, the performance of each Named Executive Officer is reviewed by the Subcommittee and, in the case of the other executive officers, by the Chief Executive Officer, taking into account the Corporation's operating and financial results for that year, the contribution of each executive officer to these results, the achievement of goals established for each executive officer at the beginning of each year and competitive salary levels for persons in those positions in the markets in which the Corporation competes. To assist in its deliberations, the Committee is advised by PwC in compiling comparable salary and incentive compensation information for a number of representative companies in the industry. Following its review of the performance of the Named Executive Officers, the Subcommittee reports their recommendations for salaries and incentive awards to the Board of Directors.

  The Corporation implemented its Annual Incentive Compensation Plan ("Incentive Plan") in 1999. The Committee believes the Incentive Plan should be the principal short-term incentive plan for providing cash bonus opportunities for the Corporation's executives contingent upon profitability of operating results. The Incentive Plan corporate financial targets for 1999 were return on net assets ("RONA") compared to the Corporation's peer group and budgeted earnings before interest, taxes, depreciation and amortization ("EBITDA"). The Committee will continue to review and modify the performance goals for the Incentive Plan as necessary to ensure reasonableness, achievability and consistency with overall Corporation objectives and stockholder expectations. In 1999, annual base salary increases and incentive compensation awards for the Named Executive Officers were approved by the Subcommittee and reported to the Board of Directors, and incentive compensation awards were approved by the Committee for all of the other executive officers. The Committee believes these recommended salary increases and incentive awards were warranted and consistent with the performance of these executives during 1999 based on the Committee's and Subcommittee's evaluation of each individual's overall contribution to accomplishing the Corporation's 1999 corporate goals and of each individual's achievement of individual goals during the year.

  In certifying the 1999 Incentive Plan results, the Committee recognized that the Corporation achieved 114% of its targeted corporate goals. In addition to corporate goals, most participants in the Incentive Plan have business unit and individual goals that were established within the first ninety days of 1999. In December 1999, the Committee approved the fiscal 2000 EBITDA and RONA target goals.

Long Term Incentives

  The Committee believes that it is essential to align the interests of the Corporation's executive officers and other key management personnel responsible for the growth of the Corporation with the interests of the Corporation's stockholders. The Committee believes that this is best accomplished through the provision of stock-based and cash-based long-term incentives that align themselves to enhancing the Corporation's value. Under its stock option plans, the Corporation currently does not have sufficient shares reserved for grants of new options to its executives. A large number of shares are reserved for issuance under existing options, most of which feature exercise prices below recently prevailing market prices for the Corporation's common stock. Instead of requesting the Corporation's stockholders to approve the authorization of additional shares under its option plans, the Committee recommended to the Board that the Corporation adopt the IMCO Recycling Inc. Performance Share Unit Plan ("PSU Plan"). See "Proposal to Approve the IMCO Recycling Inc. Performance Share Unit Plan." The Committee will continue to review long-term incentives and make recommendations, where it deems appropriate, to the Board of Directors from time to time, to assure that the Named Executive Officers and other key employees are appropriately motivated and rewarded based on the long-term financial success of the Corporation.

Chief Executive Officer Compensation

  In determining the compensation of Don V. Ingram, the Chairman and Chief Executive Officer, the Subcommittee considered the Corporation's operating and financial results for 1999, evaluated Mr. Ingram's individual performance and contribution to those results and considered the compensation range for other chief executive officers of companies in the industry. Based on that review and assessment, the Subcommittee recommended, and the Board of Directors approved, an increase to Mr. Ingram's base salary to $525,000 per year effective January 1, 2000 and an annual incentive award for 1999, as certified by the Subcommittee, of $313,500, which represented 63% of Mr. Ingram's base salary for 1999. The Subcommittee also granted Mr. Ingram options to purchase 25,000 shares of Comon Stock under the Corporation's Annual Incentive Program.

Section 162(m) of the Internal Revenue Code

  Section 162(m) of the Internal Revenue Code disallows a corporation's tax deduction for compensation paid to its chief executive officer and its named executive officers in excess of $1,000,000 per person. Performance-based compensation and certain other compensation are not subject to this deduction limitation. Neither the Corporation's Chief Executive Officer nor any of its Named Executive Officers received compensation in excess of this limitation in 1999. The Corporation continually reviews its compensation plans to minimize or avoid potential adverse effects of this legislation. The Committee will consider recommending such steps as may be required to qualify either annual or long-term incentive compensation as performance-based. However, the Board, the Committee and the Subcommittee reserve the authority to award non-deductible compensation under circumstances they consider appropriate.

Summary

  As a result of the concepts incorporated into the Corporation's compensation program, the Committee believes that the total compensation program for executive officers is competitive with the compensation programs provided by other corporations with which the Corporation competes, emulates programs of high-performing companies and will serve the best interests of the stockholders of the Corporation. The Committee also believes this program design will provide opportunities to participants that are consistent with the expectations of the Board of Directors and with the returns that are generated on the behalf of the Corporation's stockholders.

Compensation Committee

 Compensation Committee Members:

  Don Navarro, Chairman Steve Bartlett  Jeb Hensarling

 Executive Compensation Subcommittee Members:

  Jeb Hensarling, Chairman     Steve
  Bartlett

  The Compensation Committee Report on executive compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (Securities Act) or the Exchange Act, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Committee Interlocks and Insider Participation

  During 1999, the Corporation paid Don Navarro Company, a firm owned by Mr. Navarro, $145,000 for representing the Corporation regarding potential business opportunities for the Corporation and in connection with several collection matters that required the expertise of Mr. Navarro's firm. In addition, Mr. Ingram, Chief Executive Officer and Chairman of the Board of the Corporation, is a director of TransAtlantic Petroleum Corp., a Canadian oil and gas exploration and production company. Mr. Fleming, a member of the Compensation Committee until May 1999 is also a director of TransAtlantic Petroleum Corp. Other than the foregoing, the Corporation has no interlocking relationships or other transactions involving any of its Compensation Committee members that are required to be reported under this heading by SEC rules, and no current or former officer of the Corporation serves on the Compensation Committee.

                         STOCK PRICE PERFORMANCE GRAPH

  The following performance graph compares the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock (as measured by dividing: (i) the sum of (A) the cumulative dividends for the measurement period and (B) the difference between the Common Stock share price at the end and the beginning of the measurement period by (ii) the Common Stock share price at the beginning of the measurement period) with the cumulative total return assuming reinvestment of dividends of (1) The Standard and Poor's 500 Index, (2) The Standard and Poor's Small Cap 600 Index (which includes the Corporation) and (3) an index of peer companies selected by the Corporation consisting of: Wellman Inc. and EnviroSource Inc. The Corporation considers itself a part of the resource recovery industry, along with the other companies in the peer index.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                AMONG IMCO RECYCLING INC., THE S & P 500 INDEX,
                 THE S & P SMALLCAP 600 INDEX AND A PEER GROUP

                        [STOCK PRICE PERFORMANCE GRAPH]

   ---------------------------------------------------------------------
                           12/94   12/95   12/96   12/97   12/98   12/99
   ---------------------------------------------------------------------
   IMCO RECYCLING INC.      100     163      98     109     106      88
   ---------------------------------------------------------------------
   PEER GROUP               100      82      64      74      36      63
   ---------------------------------------------------------------------
   S & P 500                100     137     169     226     290     351
   ---------------------------------------------------------------------
   S & P SMALLCAP 600       100     130     158     198     203     229
   ---------------------------------------------------------------------


* $100 invested on 12/31/94 in stock or index--including reinvestment of dividends. Fiscal year ending December 31.

  The foregoing graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

                     REMUNERATION OF DIRECTORS AND OFFICERS

Summary of Cash and Certain Other Compensation

  The following table provides certain summary information concerning compensation paid or accrued by the Corporation to or on behalf of the Corporation's chief executive officers and each of the other four most highly compensated executive officers of the Corporation and its subsidiaries determined as of the end of the last fiscal year (referred to collectively as the "Named Executive Officers") for the fiscal years ended December 31, 1999, 1998, and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                    Long-Term
                                   Annual Compensation         Compensation Awards
                              ------------------------------  ---------------------
Name and Principle                              Other annual  Securities underlying    All other
Position                 Year  Salary  Bonus(1) compensation       options (#)      compensation(2)
------------------       ---- -------- -------- ------------  --------------------- ---------------
D.V. Ingram............. 1999 $495,000 $309,210      --               25,000            $18,351
Chief Executive Officer  1998 $361,200 $100,910      --              200,000            $19,141
                         1997 $320,833 $243,000      --              155,000              --

R.L. Kerr............... 1999 $288,000 $151,794   $ 12,950(3)          --               $14,385
President and Chief      1998 $258,000 $ 62,447      --               45,000            $21,238
 Operating Officer
                         1997 $247,058 $183,000      --               95,000            $13,770

P.V. Dufour............. 1999 $280,000 $151,794   $ 15,390(3)          --               $14,775
Executive Vice           1998 $242,250 $ 62,427      --               45,000            $21,293
 President, Chief
 Financial
Officer and Secretary    1997 $232.000 $175,400      --               95,000            $13,935

D.W. Ray................ 1999 $229,583 $ 87,579      --                --               $12,229
Executive Vice           1998 $146,900 $ 50,000   $102,756(4)         40,000            $ 7,693
 President,
Aluminum                 1997    --       --         --                --                 --

M. Russ Robinson........ 1999 $216,000 $ 90,000      --                --               $ 4,463
President,               1998    --       --         --                --                 --
U.S. Zinc Corporation    1997    --       --         --                --                 --

---------------------
(1) Amounts represent cash bonus payments made to Named Executive Officers (a) in 2000 and 1999 with respect to fiscal year 1999; (b) in 1999 and 1998 with respect to fiscal year 1998; and (c) in 1998 and 1997 with respect to fiscal year 1997.

(2) Represents compensation paid or accrued pursuant to the Corporation's Retirement Savings Plan and Executive Life and Health Insurance Programs described below.

  Retirement Savings Plan. Executive officers who have served for at least one year are eligible to participate in the Corporation's Retirement Savings Plan, which includes both a profit sharing plan feature and a 401(k) feature.

  The Corporation contributed the following amounts to the Retirement Savings Plan for the accounts of the Named Executive Officers during 1999, 1998 and 1997:

                                                          1999    1998    1997
                                                         ------- ------- -------
     Don V. Ingram...................................... $11,091 $11,161   --
     Richard L. Kerr.................................... $13,000 $13,000 $12,750
     Paul V. Dufour..................................... $13,000 $13,000 $12,750
     Denis W. Ray....................................... $11,804   --      --
     M. Russ Robinson................................... $ 4,463   --      --

  Executive Life Insurance Programs. The Corporation has entered into split-dollar life insurance agreements with the Named Executive Officers to provide them with death benefits in the following amounts: Mr. Ingram--
  $3,000,000; Messrs. Kerr and Dufour--$1,000,000 each; Mr. Ray--$500,000. The amounts below include the entire dollar amount of the term life portion of each insurance premium and includes, for Messrs. Kerr, Dufour, and Ray in 1999 only, the present value of the interest-free use of the non-term portion of each premium:

                                                          1999    1998    1997
                                                         ------- ------- -------
     Don V. Ingram...................................... $ 7,260 $ 7,980   --
     Richard L. Kerr.................................... $ 1,385 $ 8,238 $ 1,020
     Paul V. Dufour..................................... $ 1,775 $ 8,293 $ 1,185
     Denis W. Ray....................................... $   425 $ 7,673   --
     M. Russ Robinson...................................   --      --      --

(3) Represents interest forgiven under the terms of the Executive Option Exercise Loan Program. See "Option Exercises and Holdings--Loan Program" below.

(4) Represents reimbursement of moving expenses to Mr. Ray under the Corporation's relocation policy.

Stock Options

  The options shown below were awarded during 1999 under the Corporation's 1996 Annual Incentive Program:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     Individual Grants
                         -------------------------------------------------------------------------
                                              Percent of total
                         Number of securities options granted                         Hypothetical
                          underlying options  to employees in  Exercise or Expiration  Grant Date
Name                         granted (1)        fiscal year    base price     date     Value (2)
----                     -------------------- ---------------- ----------- ---------- ------------
                                 (#)                (%)          ($/Sh)
D.V. Ingram.............        25,000              12.4%        14.8125   1/14/2009    $104,750
R.L. Kerr...............           -0-                 0              NA          NA          NA
P.V. Dufour.............           -0-                 0              NA          NA          NA
D.W. Ray................           -0-                 0              NA          NA          NA
M.R. Robinson...........           -0-                 0              NA          NA          NA

---------------------
(1) All options granted to officers will vest in three equal annual increments beginning on the first anniversary date of the grant.

(2) The options are valued pursuant to the Black-Scholes valuation model, based upon the following assumptions: (a) expected stock price volatility calculated using monthly changes in stock price since January 1994, resulting in a stock price volatility of 0.329; (b) a risk-free rate of return calculated using the interest rates of five-year U.S. Treasury notes as of the date of the grant, resulting in a risk-free rate of return assumption of 4.61% for options granted as of January 14, 1999, (c) a weighted dividend yield assumption of 2.11%, determined by dividing the current $0.24 per share annualized dividends by the fair market value of the Common Stock on the date of the grant; and (d) a time of exercise assumption of four years (although the actual option term is ten years, that period was reduced for valuation purposes to reflect the non-transferability, vesting schedule and risk of forfeiture of the options).

Option Exercises and Holdings

  General. The following table provides information with respect to the Named Executive Officers concerning (i) the exercise of options and (ii) unexercised options held as of the end of fiscal 1999 under the Corporation's Amended and Restated Stock Option Plan (1990), the 1992 Stock Option Plan and the 1996 Annual Incentive Program:

    AGGREGATED OPTION EXERCISES IN 1999 AND DECEMBER 31, 1999 OPTION VALUES

                                                              Exercisable                      Unexercisable
                                                     ------------------------------ ------------------------------------
                                                         Number of       Value of                             Value of
                                                     shares underlying unexercised         Number of        unexercised
                                                        unexercised    in-the-money    shares underlying    in-the-money
                         Shares acquired    Value       options at      options at        unexercised        options at
Name                     on exercise (#) realized(1)   12/31/99 (#)    12/31/99(2)  options at 12/31/99 (#) 12/31/99(2)
----                     --------------- ----------- ----------------- ------------ ----------------------- ------------
D.V. Ingram.............       -0-           -0-          346,454          $ 0              209,998             $ 0
R.L. Kerr...............       -0-           -0-          187,133          $ 0               61,667             $ 0
P.V. Dufour.............       -0-           -0-          226,133          $ 0               61,667             $ 0
D.W. Ray................       -0-           -0-           13,334          $ 0               26,666             $ 0
M.R. Robinson...........       -0-           -0-              -0-          $ 0                  -0-             $ 0

---------------------
(1) Value realized is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.

(2) The last reported sale price of the Common Stock on the NYSE composite tape on December 31, 1999 was $12.625 per share.

  Loan Program. During 1998, the Corporation, acting through the Compensation Committee, extended loans to certain management employees under the Corporation's Executive Option Exercise Loan Program (the "Loan Program"). The Loan Program was designed to facilitate these employees' ability to exercise their outstanding options and to pay their federal and state taxes realized upon exercise. All loans under the Loan Program bear interest at the "applicable federal rate," and all loans are secured by the shares purchased with the proceeds of the loan. Each loan matures in five years. Interest on each "Tax Loan" is due and payable annually and at maturity. Interest on each "Exercise Loan" is due and payable at maturity. However, on each anniversary date of an Exercise Loan, if the employee remains employed with the Corporation, 50% of the interest accrued during the most recent year will be forgiven and 50% of the interest not forgiven from the prior year will also be forgiven; all remaining interest will be forgiven on the maturity date.

  On March 1, 2000, loans based upon the terms set forth above were outstanding to two of the named executive officers as follows: (i) Mr. Kerr, $454,390 (Exercise Loan) and $131,784 (Tax Loan), and (ii) Mr. Dufour, $540,000 (Exercise Loan) and $305,822 (Tax Loan). In addition, as of March 1, 2000, the Corporation had an aggregate of (i) $629,790 in Exercise Loans outstanding and
(ii) $204,561 in Tax Loans outstanding to three other executive officers.

Directors' Compensation

  The 1996 Annual Incentive Program provides that each non-employee director shall be granted as a retainer on a quarterly basis (i) a number of shares of Common Stock to be determined from time to time by the Board (the "retainer shares") plus (ii) a cash payment equal to the fair market value of the retainer shares, determined over the five successive trading days prior to the quarterly retainer award date. If a director elects prior to the beginning of the fiscal quarter, the director may take a total retainer for that quarter equal to twice the number of the retainer shares, in lieu of the cash portion of the quarterly retainer for that quarter. During 1999, the number of shares determined by the Board to constitute the number of retainer shares to be granted each quarter to each non-employee director was 250 shares; the aggregate number of shares issued by the

Corporation as retainer shares during 1999 was 7,375 and the aggregate cash payments made were $82,859. In addition, any director serving as a member of a committee of the Board is entitled to receive $750 per committee meeting attended and $250 for telephonic meetings. The Chairman of the Compensation Committee is to receive an annual cash retainer of $4,000; the Chairmen of the other standing committees are each to receive annual retainers of $2,000.

  The Corporation's 1992 Stock Option Plan provides that each non-employee director will automatically be granted on December 15th of each year a nonqualified stock option to purchase that number of shares of Common Stock determined by dividing the aggregate fair market value (determined over the previous four fiscal quarters when calculating the fair market value of the Common Stock retainer component) of the retainer granted to each director by the fair market value per share of Common Stock on December 15th. On December 15, 1999, pursuant to the 1992 Stock Option Plan, Messrs. Bartlett, Fleming and Navarro were each granted an option to purchase 2,923 shares, Mr. Hensarling was granted an option to purchase 2,767 shares and Messrs. Robinson and Warshauer were each granted an option to purchase 1,148 shares of Common Stock. The exercise price per share with respect to these options is $10.5625 (the closing price per share on the NYSE composite tape on December 15, 1999).

Compliance with Section 16(a)

  Section 16(a) of the Exchange Act requires the Corporation's officers, directors and persons who own more than 10% of the Corporation's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms filed by them. Based solely upon the Corporation's review of those forms furnished to it and written representations from certain reporting persons, the Corporation believes that all filing requirements applicable to the Corporation's executive officers, directors and 10% stockholders were complied with during 1999.

Certain Transactions

  In May 1999, the Corporation entered into a renewable one-year consulting agreement with Mr. Warshauer. Under the agreement, Mr. Warshauer is engaged as a consultant and advisor to the Corporation in connection with its automotive business strategic planning and market development. The agreement provides that Mr. Warshauer is to be paid $100,000 per year, related out-of-pocket expenses and medical insurance coverage.

  The Corporation has entered into an agreement effective as of December 30, 1999 with two of the former stockholders of U.S. Zinc Corporation, M. Russ Robinson, the President of U.S. Zinc, and his brother, Howard Robinson. The agreement contemplates the conveyance of real property in Chicago, Illinois owned by Midwest Zinc Corporation, a subsidiary of U.S. Zinc, to a limited liability company owned by the Robinsons, in exchange for $10,000 cash and a secured $2,440,000 promissory note. The debt under the note is to mature June 30, 2002, bear interest at a rate of 8% per annum payable in monthly installments, and is to be secured by a first lien mortgage on the property.

  The Corporation's recorded allocated cost of the property was $2,000,000. The purchase price for the real property was determined by the parties through arms'-length negotiations and a review of sales prices for comparable properties in the area. The Corporation has agreed to enter into a lease with the purchaser for the continued use of the property through December 31, 2001, at an annual rental cost of $195,000, payable in monthly installments. In addition, for a period of 13 months after closing, the purchaser will have an option to sell the property to Midwest Zinc for $2,440,000, less the outstanding balance owed on the note. Also, until June 30, 2002, the purchaser may, under certain circumstances, require Midwest Zinc to repurchase the property for the same amount in the event the purchaser becomes aware of certain environmental liabilities.

  In addition, the Corporation and the Robinsons amended, effective December 30, 1999, their earn-out agreement entered into in connection with the Corporation's acquisition of U.S. Zinc in July 1998. The earn-out agreement provides for additional cash payments to the Robinsons if U.S. Zinc's annual EBITDA exceeds certain specified annual thresholds. Under the amendment, among other changes, the Corporation increased the 1999 EBITDA threshold by an additional $1,500,000 and increased the threshold for 2001 by an additional $200,000. No earn-out amounts for 1999 were required to be paid to the Robinsons under the amended earn-out agreement. Any amounts payable under the earn-out agreement to the Robinsons for subsequent fiscal years are to be applied against the balance owed on the $2,440,000 note, until the debt has been fully paid.

See "Compensation Committee Report to Stockholders--Compensation Committee Interlocks and Insider Participation" above.

                   PROPOSAL TO ADOPT THE IMCO RECYCLING INC.
                          PERFORMANCE SHARE UNIT PLAN

General

  On December 15, 1999, the Board of Directors of the Corporation adopted the terms of the IMCO Recycling Inc. Performance Share Unit Plan (the "PSU Plan"), subject to approval by the Company's stockholders at the Annual Meeting.

  The purpose of the PSU Plan is to advance the interests of the Corporation by

  .  encouraging the long-term commitment of key employees,

  . motivating performance of key employees through long-term performance related incentives,

  . attracting and retaining key employees by providing incentive compensation opportunities, and

  . enabling participation by key employees in the long-term growth and financial success of the Company.

Summary Description of the PSU Plan

  The following summary of the PSU Plan is qualified in its entirety by the text of the PSU Plan, which is attached as Appendix A to this Proxy Statement. The PSU Plan is administered by the Compensation Committee, or the Executive Compensation Subcommittee consisting of not less than two Directors of the Corporation.

  The PSU Plan provides for grants by the Committee of performance units and performance share units. Important provisions of the PSU Plan are as follows:

  Eligibility. The Committee has full and final authority, in its discretion, to determine those employees of the Corporation and its subsidiaries to whom awards will be granted under the PSU Plan, and the other conditions of the grant of such awards. Specifically, the Committee is authorized to grant awards to key employees in a position to contribute materially to the Corporation's continued growth and development and to its long-term financial success. The Committee may also designate a number of units and delegate to the Corporation's Chief Executive Officer the authority to grant from those units awards to eligible employees, so long as those employees at date of grant are not an officer of the Company and are not likely to be a "covered employee" under Code Section 162(m). Approximately 25 employees are eligible to participate in the PSU Plan.

  Limitation of Benefits. No participant may receive during any fiscal year payment of awards in an amount exceeding 300% of the target amount designated in the participant's award agreement, and in any event, awards exceeding $4,500,000 for any performance period.

  Determination of Benefits. For grants of performance units and performance share units, the Committee shall determine

  .  the number of units to be granted to each participant,

  . the minimum, target and maximum value of each unit for the performance period,

  . the time period--or performance period--during which performance goals must be achieved (generally expected to be three years), and

  . the performance goals that must be met before a performance unit or performance share unit award can be paid.

  The performance goal criteria and objectives must be set by the Committee at the date of grant of the award. The particular criteria may be earnings before interest, taxes, depreciation and amortization (EBITDA), return on assets, return on net assets, return on equity, growth in net earnings, growth in earnings per share or growth in tangible net assets, but will not necessarily be limited to these criteria. For grants made in fiscal 2000, it is anticipated that the principal performance goal criteria and objectives will be based on EBITDA and return on net assets of the Corporation. Future goals may be established on a corporate-wide basis or with respect to one or more operating units, divisions, acquired businesses, or joint ventures. The Committee will make appropriate adjustments to exclude the effect of extraordinary corporate transactions, such as acquisitions, divestitures, recapitalizations and reorganizations, and will not take into account extraordinary or non-recurring accounting charges or items that affect the results under the applicable perfomance measures. The Committee shall certify the levels of the performance goals attained, and the amount of the award payable, at the end of the performance period when the units or share units become "vested;" however, awards may be accelerated in the Committee's discretion.

  Payment of Awards. The awards will be paid to the participant after the end of the performance period. Awards under the PSU Plan are payable only in cash. Individual awards may provide for an option to defer all or a portion of the payment of the participants' units or share units to a subsequent year or years. Deferred units may accrue an interest or appreciation factor, to be determined by the Committee in its sole discretion. The unvested awards will be forfeited if the participant's employment with the Corporation terminates for any reason other than his death, disability or retirement or a change in control. If the participant's employment with the Corporation terminates because of his death, disability, or retirement, the participant (or his estate or beneficiary, as the case may be) will be entitled to a pro-rated payment based upon the number of months' service under his performance period and the level of achievement of his performance goals, to be determined after the end of the performance period.

  Amendment and Termination of the Long-Term Plan. The Board of Directors may terminate or amend the PSU Plan. No amendment, termination or modification of the PSU Plan may affect awards previously granted without the consent of the participant. The PSU Plan will remain in effect until December 15, 2009, unless the Board earlier terminates it.

  Change in Control. The PSU Plan contains a change in control provision. The definition of "change in control" is substantially identical to that contained in several of the Corporation's equity benefit plans. In the event of a change of control event in which the outstanding awards under the PSU Plan are not assumed by the corporation surviving or resulting from the change in control or are not replaced by fully equivalent substitute awards, awards will be accelerated and paid to participants based on the extent to which the performance goals have been achieved through the change in control date, but in any event, in an amount not less than that participant's target award amount. If the awards are assumed by the surviving or resulting entity or replaced by fully equivalent substitute awards, no acceleration of vesting will occur. However, during the period beginning 90 days before and continuing for 12 months after the change of control date, if the particpant's employment with the Corporation is terminated for any reason other than a termination for "cause" or the participant's resignation for "good reason" (for example, in circumstances where the participant's position or his base salary is reduced), the awards will fully vest and be payable by the Corporation. The amount to be paid in that instance will be the greater of his or her target award amount, or the amount to be paid based on attainment of performance goals.

  Federal Income Tax Consequences. Under current federal income tax laws, participants will realize ordinary income equal to the amount received in the year of payment of the award. The Corporation will receive a deduction for the amount constituting ordinary income to the participant, provided that the award satisfies the requirements of Code Section 162(m), which limits the deductibility of nonperformance-related compensation paid to certain corporate executives. It is the Company's intention that the PSU Plan be constructed and administered for its highest-paid executive officers in a manner which maximizes the deductibility of compensation for the Company under Code Section 162(m).

Plan Benefits

  The Corporation has not previously adopted any long-term compensation benefits similar to those to be granted under the PSU Plan. Awards for fiscal 2000 are tied to performance goals based on EBITDA and return on net assets. The actual amount of awards to be paid to these and future participants cannot be determined at this time, since actual amounts will depend on actual corporate performance measured against attainment of the preestablished performance goals. However, assuming that the same performance goals established for fiscal 2000 grants had been in effect in 1999, and based on the Corporation's EBITDA and return on net assets calculated with respect to fiscal 1997 through fiscal 1999, no incentive compensation would have been paid to participants under the PSU Plan for fiscal 1999.

  The Board recommends that stockholders vote FOR the proposal to approve the adoption of the IMCO Recycling Inc. Performance Share Unit Plan.

           PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board, upon the recommendation of its Audit Committee, has selected Ernst & Young LLP as its independent auditors to examine the consolidated financial statements of the Corporation for 2000. Stockholders are being asked to ratify this appointment. The Corporation has been informed that neither Ernst & Young LLP nor any of its partners have any direct financial interest or any material indirect financial interest in the Corporation nor have had any connection during the past three years with the Corporation in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

  The Board recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as the Corporation's independent auditors for 2000.

                                 OTHER MATTERS

  The Corporation will bear all costs of this proxy solicitation. In addition to soliciting proxies by mail, directors, executive officers and employees of the Corporation, without receiving additional compensation, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Common Stock, and the Corporation will reimburse these brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials. In addition, the Corporation has retained the services of Georgeson Shareholder Communications Inc., a proxy solicitation firm, for assistance in connection with the Annual Meeting at a cost of approximately $7,000 plus reimbursement of their reasonable out-of-pocket expenses.

  The Board does not know of any business to be presented for consideration at the Annual Meeting other than that stated in the accompanying Notice. It is intended, however, that the persons authorized under the Board's proxies may, in the absence of instructions to the contrary, vote or act in accordance with their judgment with respect to any other proposal properly presented for action at such meeting.

  The Annual Report to Stockholders for the fiscal year ended December 31, 1999, which includes financial statements, accompanies this Proxy Statement. The Annual Report does not form a part of this Proxy Statement or the materials for the solicitation of proxies to be voted at the annual meeting.

  A copy of the Corporation's annual report on Form 10-K, including financial statements and schedules but not including exhibits, will be furnished to you if you send a written request addressed to IMCO Recycling Inc., Attn: Paul V. Dufour, 5215 N. O'Connor Blvd., Suite 1500, Central Tower at Williams Square, Irving, Texas 75039, telephone (972)-401-7200. The Corporation also will furnish its 10-K annual report to you if you are a "beneficial owner" of Common Stock at no charge if you send a written request, addressed to Mr. Dufour, containing a good faith representation that at the record date you were a beneficial owner of Common Stock of the Corporation entitled to vote at the annual meeting of stockholders to be held May 10, 2000. Copies of any exhibit to the Form 10-K will be furnished upon the payment of a reasonable fee.

  Information contained in the Proxy Statement relating to the occupations and security holdings of directors and officers of the Corporation is based upon information received from the individual directors and officers.

  Please mark, sign, date and return the proxy card at your earliest convenience in the enclosed return envelope. No postage is required if mailed in the United States. A prompt return of your proxy card will be appreciated as it will save the expense of further mailings.

                                          By Order of the Board of Directors

                                          Paul V. Dufour
                                          Secretary

Irving, Texas
April 7, 2000

                                                                      Appendix A

                              IMCO RECYCLING INC.

                          PERFORMANCE SHARE UNIT PLAN

                       SECTION 1. ESTABLISHMENT, PURPOSE,
                           AND EFFECTIVE DATE OF PLAN

  1.1 Establishment. IMCO Recycling Inc., a Delaware corporation, hereby establishes the "IMCO RECYCLING INC. Performance Share Unit Plan" for key employees (the "Plan"). The Plan permits the grant of performance units and performance share units.

  1.2 Purpose. The purpose of the Plan is to foster and promote the long-term financial success of the Company and its Subsidiaries and materially increase the value of the Company and its Subsidiaries by (a) encouraging the long-term commitment of key employees, (b) motivating performance of key employees by means of long-term performance related incentives, (c) attracting and retaining outstanding key employees by providing incentive compensation opportunities, and (d) enabling participation by key employees in the long-term growth and financial success of the Company and its Subsidiaries.

  1.3 Effective Date. The Plan shall become effective upon its adoption by the Board of Directors of the Company (i.e., December 15, 1999), subject to approval by the stockholders of the Company. Awards may be granted hereunder on or after the effective date but shall in no event be exercisable by or payable to a Participant prior to such stockholder approval; and, if such approval of the stockholders is not obtained within twelve (12) months after the effective date, such Awards shall be of no force and effect.

                             SECTION 2. DEFINITIONS

  2.1 Definitions. In addition to the terms defined elsewhere herein, whenever used herein, the following terms shall have their respective meanings set forth below:

    (a) "Award" means any Performance Unit or Performance Share Unit granted pursuant to the Plan.

    (b) "Award Agreement" means a written agreement between a Participant and the Company which sets forth the terms of the grant of an Award.

    (c) "Board" means the Board of Directors of the Company.

    (d) "Cause" means any action by the Participant or inaction by the Participant that constitutes: (i) a breach of a written employment agreement by that Participant; or (ii) misconduct, dishonesty, disloyalty, disobedience or action that might reasonably injure the Company or any or its Subsidiaries or their business interests or reputation.

    (e) "Change in Control" shall have the meaning set forth in Section 10.2.

    (f) "Code" means the Internal Revenue Code of 1986, as amended.

    (g) "Committee" means the Compensation Committee of the Board or a subcommittee thereof, which shall consist of at least two members.

    (h) "Company" means IMCO Recycling Inc., a Delaware corporation.

    (i) "Disability" means any mental or physical illness, condition, disability or incapacity that prevents the Participant from reasonably discharging the Participant's duties and responsibilities to the Company, as determined by the Committee in its sole discretion.

    (j) "Employee" means a regular salaried employee (including officers and directors who are also employees) of the Company or any of its Subsidiaries, or any branch or division thereof. An Award may be granted to a potential Employee in connection with hiring, retention or otherwise, prior to the date the

  Employee first performs services for the Company or its Subsidiaries, provided that such Award shall not become vested to any extent prior to the date the Employee first performs such services.

    (k) "Participant" means any Employee designated by the Committee to participate in the Plan.

    (l) "Performance Goals" shall mean the criteria and objectives determined by the Committee pursuant to the Plan, which shall be satisfied or met during the applicable Performance Period as a condition precedent to the Participant's receipt of payment with respect to any Performance Unit Award or Performance Share Unit Award. Such criteria and objectives may include, but are not limited to, earnings before interest, taxes, depreciation and amortization; return on assets; return on equity; growth in net earnings; growth in earnings per share; tangible net asset growth; any combination of the foregoing; or any other financial criteria and objectives determined by the Committee.

    (m) "Performance Period" means a period of time determined at date of grant by the Committee over which performance is measured for the purpose of determining a Participant's right to and the payment value of any Performance Unit Award or Performance Share Unit Award.

    (n) "Performance Unit Award" or "Performance Share Unit Award" means an Award representing a contingent right to receive cash at the end of a Performance Period based upon the achievement of certain Performance Goals pursuant to Section 6 of the Plan.

    (o) "Plan" means the IMCO Recycling Inc. Performance Share Unit Plan as set forth herein and any amendments hereto.

    (p) "Resigns for Good Reason" means a Participant's resignation caused by, and within ninety (90) days after the occurrence of, any one of the following: (i) an action is taken by the Company which results in a material diminution in the position or status of the Participant with the Company immediately prior to said action, except in connection with a termination of the Participant's employment as a result of the Participant's Disability or for Cause; (ii) a transfer or proposed transfer of the Participant to a location outside of the Participant's city of residence immediately prior to such transfer, without the Participant's prior written consent; or (iii) the Company reduces the annual base salary of the Participant, unless such decrease is the result of a general reduction affecting the annual base salaries of sixty percent (60%) or more of the then similarly situated employees of the Company; provided that the Company has failed to rescind or remedy the action or occurrence prompting such resignation within five (5) days (or if it requires a longer period, a reasonable period of time) after the Participant has given the Company written notice identifying such action or occurrence.

    (q) "Retirement" means termination of employment due to retirement from the Company and its Subsidiaries in accordance with standard retirement policies of the Company and its Subsidiaries then in effect, or permitted early retirement as determined by the Board in its sole discretion.

    (r) "Subsidiary" means any corporation or entity of which more than 50% of the outstanding securities or ownership interests having ordinary voting power to elect a majority of the members of the Board of Directors or persons in a similar capacity of such corporation or entity, is, directly or indirectly, owned by the Company.

  2.2 Definitional Terms; Gender and Number. All terms defined in this Plan shall have the meanings set forth herein when used in any Award Agreement or other document made or delivered pursuant to the Plan, except where the context thereof shall otherwise require. Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular. The words "hereof," "herein," "hereunder," and similar terms when used in this Plan shall refer to this Plan as a whole and not to any particular provision of the Plan.

                    SECTION 3. ELIGIBILITY AND PARTICIPATION

  3.1 Eligibility and Participation. Participants in the Plan shall be selected by the Committee from among those Employees who, in the opinion of the Committee, are key employees in a position to contribute materially to the Company's continued growth and development and to its long-term financial success. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any eligible Employee of the Company or any Subsidiary. The Committee shall determine the amounts, terms and conditions of each Award granted hereunder. Awards may be granted by the Committee at any time and from time to time to new Participants, or to already-participating Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. The grant of an Award shall be evidenced by an Award Agreement setting forth such terms, provisions, limitations and performance criteria as are approved by the Committee, but not inconsistent with the Plan.

  Except as required by this Plan, Awards granted at different times need not contain similar provisions. The Committee's determinations under the Plan (including without limitation determinations of which Employees are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing same) need not be uniform and may be made by the Committee selectively among Participants who receive, or are eligible to receive, Awards under the Plan.

  Notwithstanding any other provision contained in this Plan to the contrary, the Committee may delegate to the Chief Executive Officer of the Company from time to time the authority to grant up to a certain number (to be designated by the Committee from time to time) of Performance Units and/or Performance Share Units to be awarded to eligible Employees to be chosen by the Chief Executive Officer in his sole discretion, so long as those Employees are not at the date of grant an officer of the Company and are not and are not likely to be a "covered employee" (as that term is defined under Section 162(m) of the Code and the Treasury Regulations promulgated thereunder).

                           SECTION 4. ADMINISTRATION

  4.1 Administration. The Committee shall be responsible for the administration of the Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board in its sole discretion. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

  Plan administrative costs and expenses shall be paid by the Company. The Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, to correct any errors or inconsistencies in and make adjustments for mistakes or errors made in the administration of the Plan, and to make all other determinations necessary or advisable for the administration and application of the Plan, including but not limited to the eligibility and participation determinations as set forth in Section 3. Notwithstanding any provision contained herein to the contrary, the Committee may, at any time and from time to time, in its absolute discretion (i) accelerate the date on which any Award granted under the Plan vests, (ii) extend the date on which any Award granted under the Plan terminates, or (iii) remove, suspend or alter the restrictions imposed with respect to any Award granted under the Plan. Except as otherwise provided herein, determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever, including the Company and all Participants.

  To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

                          SECTION 5. DURATION OF PLAN

  5.1 Duration of Plan. The Plan shall remain in effect, subject to the Board's right to earlier terminate the Plan pursuant to Section 11 hereof, until December 15, 2009. Notwithstanding the foregoing, all Awards granted prior to the date specified in the preceding sentence will continue to be effective in accordance with their terms and conditions.

                       SECTION 6. PERFORMANCE UNIT AWARDS
                       AND PERFORMANCE SHARE UNIT AWARDS

  6.1 Grant of Performance Unit or Performance Share Unit Awards. Subject to the provisions of this Section 6, Performance Unit Awards or Performance Share Unit Awards may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Units or Performance Share Units to be awarded to any Participant. Any Award shall be subject to such conditions, restrictions and contingencies (including such Performance Goals) as the Committee shall determine. The Performance Period shall also be determined by the Committee and set forth in the Award Agreement.

  6.2 Performance Goals. At the beginning of each Performance Period, the Committee shall (i) establish for each Performance Period the specific Performance Goals as the Committee believes are relevant to the Company's overall business objectives; (ii) determine the value of a Performance Unit or a Performance Share Unit relative to the Performance Goals; and (iii) instruct senior management to notify each Participant in writing of the established Performance Goals and the minimum, target, and maximum Performance Unit or Performance Share Unit value for such Performance Period.

  6.3 Adjustments. The Committee will make appropriate adjustments to exclude the effect of extraordinary corporate transactions, such as acquisitions, divestitures, recapitalizations and reorganizations, and will not take into account extraordinary or non-recurring accounting charges and items, insofar as they would otherwise affect the results under the applicable Performance Goals.

  6.4 Payment. Upon completion of the Performance Period, the Committee shall certify the level of the Performance Goals attained and the amount of the Award payable as a result thereof. The basis for payment of each Performance Unit or Performance Share Unit for a given Performance Period shall be the achievement of those Performance Goals determined by the Committee at the beginning of the Performance Period. If minimum performance is not achieved for a Performance Period, no payment shall be made, the Performance Unit Award or Performance Share Unit Award will terminate and all contingent rights thereunder shall cease. If minimum performance is achieved or exceeded, the value of a Performance Unit or Performance Share Unit shall be based on the degree to which actual performance met or exceeded the pre-established minimum performance standards, as determined by the Committee. The amount of payment shall be determined by multiplying the number of Performance Units or Performance Share Units granted at the beginning of the Performance Period times the final Performance Unit or Performance Share Unit value. Payments shall be made in cash following the close of the applicable Performance Period.

  6.5 Deferral. If the terms of the particular Award granted by the Committee so provide, the Participant may be provided an option to defer payment of the Participant's vested Performance Unit Award or Performance Share Unit Award.

  6.6 Termination of Employment Due To Death, Disability or Retirement. In the case of death, Disability, or Retirement, the holder of a Performance Unit or Performance Share Unit (or his beneficiary, as the case may be) shall be entitled to receive following the end of the particular Performance Period, a pro rata payment based on the number of months' service during the Performance Period, and the level of achievement of Performance Goals during the Performance Period, to be determined by the Committee following the end of the Performance Period.

  6.7 Termination of Employment Other Than Death, Disability or
Retirement. Except in circumstances in which a Change in Control is involved pursuant to Section 9 hereof, in the event that a Participant terminates employment with the Company for any reason other than death, Disability or Retirement, all Performance Unit Awards and Performance Share Unit Awards shall be forfeited.

  6.8 Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets in a manner that would provide any Participant any rights that are greater than those of a general creditor of the Company, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund if such action would provide any Participant with any rights that are greater than those of a general creditor of the Company. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company. However, the Company may establish a "Rabbi Trust" for purposes of securing the payment pursuant to a Change in Control.

  6.9 Nontransferability. Performance Units or Performance Share Units granted under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution until the termination of the applicable Performance Period. All rights with respect to Performance Unit Awards and Performance Share Unit Awards granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

  6.10 Restrictions on Awards. It is intended that the Plan will provide Participants with opportunities for long-term incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Code, and that the Plan be construed to the degree possible as providing for remumeration which is "performance-based compensation" within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder. Notwithstanding the foregoing, the Committee may grant Awards to non-officers and individuals who are not and are likely not to be "covered employees" as that term is defined under Section 162(m) and the Treasury Regulations, which Awards may thereby not meet the requirements of being "performance-based compensation." In order for Awards to be "performance-based compensation," the grant of the Awards and the establishment of the Performance Goals shall be made during the period required under Section 162(m) of the Code.

  6.11 Maximum Amount. No Participant may receive during any fiscal year of the Company, payment of Awards covering an aggregate of more than 300% of the target amount designated in the Participant's Award Agreement, which amount must be based on maximum achievement of Performance Goals and certified by the Committee. In addition, and in any event, no Participant may receive during any fiscal year payment of Awards totaling in excess of $4,500,000.

                       SECTION 7. BENEFICIARY DESIGNATION

  7.1 Beneficiary Designation. Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in the event of such Participant's death before such Participant receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to his estate.

                         SECTION 8. RIGHTS OF EMPLOYEES

  8.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time or confer upon any Participant any right to continue in the employ of the Company.

  8.2 Participation. No Employee shall have a right to be selected as a Participant or, having been so selected, to be selected again as a Participant.

                          SECTION 9. CHANGE IN CONTROL

  9.1 In General.

    (a) Notwithstanding any other provision contained herein, in the event of a Change in Control, as defined in Section 9.2 below, affecting the Company in which the outstanding Awards granted by the Company prior to such Change in Control (and the Company's obligations in connection therewith) are not fully assumed by the Company after the Change in Control or the corporation or entity resulting from the Change in Control, or replaced by fully equivalent substitute Awards, then all outstanding Awards shall automatically be accelerated and become fully vested, whereupon all Performance Unit Awards and Performance Share Unit Awards shall be paid based upon the extent to which Performance Goals during the Performance Period have been met up to the date of the Change in Control, but in any event, not less than the target Award amount as set forth in each Participant's Award Agreement.

    (b) If there is a Change in Control of the Company in which the outstanding Awards granted by the Company prior to such Change in Control (and the Company's obligations in connection therewith) are fully assumed by the Company after the Change in Control or the corporation or other legal entity resulting from the Change in Control, or replaced by fully equivalent substitute Awards, then, except as otherwise provided in this
  Section 9, no acceleration of vesting of any unmatured installments of outstanding Awards granted by the Company shall occur.

    (c) In addition, notwithstanding any other provision contained in this Plan, in the event that a Participant's employment is terminated by the Company, within that period commencing on the date which is ninety (90) days prior to and continuing during the 24-month period following the effective date of a Change in Control (i.e., with such period ending on the same day of the 24th month following the effective date of the Change in Control), for any reason (other than such Participant's (i) voluntary resignation (which does not constitute a Resign for Good Reason resignation), (ii) termination as a result of death, Disability or Retirement, or (iii) termination by the Company for Cause), or such Participant Resigns for Good Reason within such period, then to the extent the Awards granted to such Participant have not already become fully vested pursuant to this Section 9, all outstanding Awards granted by the Company to such Participant shall, without further action by any person, immediately become fully vested in full, effective as of the date of such termination of employment, whereupon all Performance Unit Awards and Performance Share Unit Awards shall be paid out based upon the higher of the targeted Performance Goals or the extent to which the Performance Goals during the Performance Period have been met up to the date of the Change in Control or the date of termination (whichever date results in the then-higher value of the particular Award).

  9.2 Definition. For purposes of the Plan, a "Change in Control" shall mean the occurrence of any of the following events: (i) there shall be consummated any merger or consolidation pursuant to which shares of the Company's Stock would be converted into or exchanged for cash, securities or other property, or any sale, lease, exchange or other disposition (excluding disposition by way of mortgage, pledge or hypothecation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company (a "Business Combination"), in each case unless, following such Business Combination, all or substantially all of the holders of the outstanding Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50.1% of the outstanding common stock or equivalent equity interests of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding Stock, (ii) the stockholders of the Company approve any plan or proposal for the complete liquidation or dissolution of the Company, (iii) any "person" (as such term is defined in Section 3(a)(9) or Section 13(d)(3) under the 1934 Act) or any "group" (as such term is used in Rule 13d-5 promulgated under the 1934 Act), other than the Company or any successor of the Company or any Subsidiary of the Company or any employee benefit plan of the Company or any Subsidiary (including such plan's trustee), becomes a beneficial owner for purposes of Rule 13d-3 promulgated under the 1934 Act, directly or indirectly, of securities of the Company representing 50.1% or more of the Company's then outstanding securities having the right to vote in the election of directors, or (iv) during any period of two consecutive years, individuals who, at the beginning of such period constituted the entire Board, cease for any reason (other than death) to constitute a majority of the directors, unless the election, or the nomination for election, by the Company's stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

                      SECTION 10. AMENDMENT, MODIFICATION,
                            AND TERMINATION OF PLAN

  10.1 Amendment, Modification, and Termination of Plan. The Board at any time may terminate, and from time to time may amend or modify the Plan, provided, however, that unless required by law, no action contemplated or permitted by this Section 11.1 shall reduce the amount of any Award theretofore granted under the Plan without the consent of the affected Participant.

                          SECTION 11. TAX WITHHOLDING

  11.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

                          SECTION 12. INDEMNIFICATION

  12.1 Indemnification. Each Person who is or shall have been a member of the Committee or of the Board, or who acts on behalf of or at the direction of the Committee or Board with respect to this Plan, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

                           SECTION 13. MISCELLANEOUS

  13.1 Requirements of Law. The granting of Awards shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

  13.2 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

  13.3 Substitute Awards. Awards may be granted under the Plan from time to time in substitution for similar instruments held by employees or directors of a corporation, partnership, or limited liability company who become or are about to become Employees of the Company or any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company, the acquisition by the Company of equity of the employing entity, or any other similar transaction pursuant to which the Company becomes the successor employer. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee or Board at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the incentives in substitution for which they are granted.

                                REVOCABLE PROXY

                              IMCO RECYCLING INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoint(s) Don V. Ingram and Paul V. Dufour, or either of them, each with full power of substitution, as proxies of the undersigned, with all the powers that the undersigned would possess if personally present to cast all votes that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of IMCO Recycling Inc. (the "Corporation") to be held on Wednesday, May 10, 2000, at the Central Tower at Williams Square, Twenty-Sixth Floor, LaCima Club, 5215 North O'Connor Blvd., Irving, Texas, at 9:00 A.M., Central Daylight Savings Time, and at any and all adjournments and postponements thereof (the "Annual Meeting"), including (without limiting the generality of the foregoing) to vote and act as follows on the reverse side.

     This Proxy will be voted at the Annual Meeting or any adjournments or postponements thereof as specified. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ON THE REVERSE SIDE AND FOR PROPOSALS 2 AND 3 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 4. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.


                          (Continued on reverse side)

                             FOLD AND DETACH HERE

                                                                Please mark
                                                                your vote as [X]
                                                                indicated in
                                                                this example

Election of Directors.
The election of the following nominees to the Board of Directors as Class II Directors, unless otherwise indicated below.

FOR   AGAINST     (a) John J. Fleming   (b) Jeb Hensarling   (c) Don Navarro

[_]     [_]   IN THE EVENT THE UNDERSIGNED WISHES TO WITHHOLD AUTHORITY TO VOTE
              FOR ANY PARTICULAR NOMINEE OR NOMINEES LISTED ABOVE. PLEASE SO
              INDICATE BY CLEARLY AND NEATLY LINING THROUGH OR STRIKING OUT THE
              NAME OF ANY SUCH NOMINEE OR NOMINEES.

Proposal to approve the Corporation's Performance Share Unit Plan.

                            FOR   AGAINST   ABSTAIN

                            [_]     [_]       [_]


3. Proposal to ratify the appointment of Ernst & Young LLP as the independent public accountants of the Corporation for 2000.

                            FOR   AGAINST   ABSTAIN

                            [_]     [_]       [_]

4. In their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

Please complete, date, sign and mail this Proxy promptly in the enclosed envelope. No postage is required for mailing in the United States.

                               Dated____________________________, 2000
                        ____
                            |
                            |  _______________________________________
                                             Signature(s)

                               _______________________________________
                                             Signature(s)
                               IMPORTANT: Please date the Proxy and sign exactly as your name appears in the Proxy. If shares are held by joint tenants, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                            FOLD AND DETACH HERE




Dear Stockholder(s):

Enclosed you will find material relating to the Corporation's 2000 Annual Meeting of Stockholders. The Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting, as summarized on the attached proxy card.

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. As a stockholder, please remember that your vote is important to us. We look forward to hearing from you.

IMCO Recycling Inc.